Exhibit 99.2

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our investor presentation materials, we make reference to adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), a non-GAAP financial measure. We believe that this measurement represents a useful internal measure of performance. Accordingly, where we provide a non-GAAP measure like Adjusted EBITDA, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance. However, because Adjusted EBITDA is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, Adjusted EBITDA as presented may not be directly comparable to a similarly titled measure presented by other companies. Adjusted EBITDA is presented as supplemental information and not as an alternative to any GAAP measurements.

Reconciliation of Non-GAAP Financial Measures - Unaudited

(amounts in thousands)

	Fiscal Year							39 Weeks Ended

	2008 (1)	2009 (1)	2010	2011	2012	2013	2014	September 28, 2014	September 27, 2015
Net income (loss)	$(53,883)	$2,419	$15,957	$19,549	$16,379	$22,489	$16,455	$8,470	$20,493
Interest expense	10,334	7,756	4,244	2,892	3,171	1,640	1,159	881	588
Income tax expense (benefit)	(26,844)	99	5,026	2,963	7,855	10,744	11,830	9,038	10,145
Depreciation and amortization expenses	12,757	13,217	12,182	11,516	11,050	10,229	10,917	7,918	9,347
Impact of excluding a cumulative catch-up adjustment from a change in accounting estimate related to gift card breakage revenue	-	-	-	-	-	1,306	-	-	-
Loss on impairment and asset disposals, net	24,355	9,640	483	436	3,262	-	-	-	-
Restructuring expense (benefit)	5,195	56	(1,457)	-	-	-	-	-	-
Gain on settlements, net	-	-	-	-	(683)	(1,719)	-	-	-
Loss (income) on discontinued operations, net of tax	60,546	(615)	(160)	(171)	(187)	2,004	10,255	9,385	582
Adjusted EBITDA	$32,460	$32,572	$36,275	$37,185	$40,847	$46,693	$50,616	$35,692	$41,155

(1) The net income (loss) for fiscal years 2008 and 2009 were last reported on Form 10-K for the fiscal years 2012 and 2013, respectively. The operating results of eighteen Mitchell's Fish Market and three Cameron's/Mitchell's Steakhouse restaurants sold in January 2015 and three Ruth's Chris Steak House restaurants closed in 2014 have been reclassified to discontinued operations. These reclassifications had no effect on previously reported net income.